Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Announces Agreement to Acquire Luvata Heat Transfer Solutions

Completes next step in transformation strategy through the addition of the world’s largest supplier of coils and coatings to HVAC&R industry

RACINE, WI, September 6, 2016 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced that it has entered into a definitive agreement to acquire Luvata Heat Transfer Solutions (HTS) for a total consideration of approximately $422 million, to be financed through a combination of cash, debt, and $25 million of Modine common stock. Modine expects the transaction to close within calendar year 2016, subject to customary closing conditions, including regulatory review.

Highlights:

•	Addresses “Diversify” and “Grow” commitments in Modine’s transformational strategy, announced in October 2015
•	Increases Modine’s industrial business portfolio to approximately 40% of sales
•	Further leverages Modine’s expertise in the global HVAC&R markets
•	Broadens Modine’s customer base and reduces cyclical exposure
•	Expands margin and growth profile of the Company
•	Delivers immediate accretive value to EPS before the expected benefit of approximately $15 million of cost synergies

“We are excited to announce that we have taken the next step in our transformational Strengthen, Diversify and Grow corporate strategy through the upcoming addition of Luvata HTS,” said Modine President and Chief Executive Officer, Thomas A. Burke.   “Luvata HTS is the largest independent producer of HVAC&R coils and coatings globally. They bring an innovative culture and broad product offering that are highly complementary to Modine.  Further, they bring a global footprint with manufacturing facilities spread over three continents, all of which are supported by best in class sales, engineering and support teams.  Most importantly, the addition of Luvata HTS helps to expand our margin profile and future growth opportunities.  We look forward to welcoming the Luvata HTS team to our family.”

Luvata HTS is a leading manufacturer of commercial and industrial coils, coolers and related products, primarily for the HVAC&R markets.  Luvata HTS’s product offering covers a broad range of heat exchanger coils, commercial refrigeration and industrial coolers, complemented by anti-corrosion coating solutions.  In addition, Luvata HTS is a significant player in the power generation and transformer cooler markets due to strong relationships with European OEMs. Luvata HTS has a highly diversified customer base with strong and long-standing relationships. With agile manufacturing capabilities in North America, Europe, and Asia, the company has a proven ability to attract and serve a wide range of customers across several industrial markets.  In 2015, Luvata HTS had net sales of roughly $530 million and EBITDA of $59 million.

Dennis Appel, Luvata HTS President added, “Luvata and its owners are proud to have taken this important step toward combining the HTS Division with Modine, another proven industry leader and a true innovator in our industry. With Modine we are well positioned to continue our growth and be a part of a company that shares our passion for innovation and commitment to integrity.  I am confident that together, we will provide even stronger service and solutions for our customers around the globe.”

Burke concluded, “We examined several interesting acquisition opportunities as part of our strategic review process, but Luvata HTS was the most logical and compelling fit.  While the company already operates a fairly lean enterprise, we do expect to achieve annual cost synergies of roughly $15 million within the first three to four years, in particular through the ongoing optimization of manufacturing and procurement organizations and cost structures.  We also believe revenue synergies will emerge as we look to sell Luvata HTS’s products into Modine’s broad client base, utilize Luvata HTS’s sales team to sell Modine’s coil and other products into Luvata HTS’s client base, and pursue other larger geographic and adjacent product line opportunities in the future.”

J.P. Morgan Securities LLC serves as Modine’s exclusive financial advisor and Kirkland & Ellis serves as Modine’s primary legal advisor.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, September 7, 2016 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss this transaction.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com prior to the call. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after September 7, 2016.  A call-in replay will be available through midnight on September 9, 2016, at 855-859-2056, (international replay 404-537-3406); Conference ID# 78196698.

About Modine

Modine, with fiscal 2016 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.  Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to complete the acquisition of Luvata HTS in a reasonable manner and timeframe, to integrate the business successfully into Modine thereafter, to harness the anticipated synergies associated with the transaction, and to achieve projected cash flows sufficient to enable Modine to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers, particularly in light of economic and market-specific challenges; the ability of the Company to successfully implement its Strengthen, Diversify and Grow strategic transformation; uncertainties regarding the costs and benefits of Modine’s restructuring activities in our Americas and Europe segments, including the activities associated with the closure of Modine’s facility in Washington, Iowa; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China, the remaining economic uncertainties in certain markets in North America, and the continuing uncertainty regarding the recent “Brexit” vote in Great Britain; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  The Company does not assume any obligation to update any forward-looking statements.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com